Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Genesis Energy, L.P. on Form S-4 of our report dated March 14, 2012, relating to the financial statements of Poseidon Oil Pipeline Company, L.L.C. as of December 31, 2011 and December 31, 2010 and for each of the three years in the period ended December 31, 2011 appearing in the Current Report on Form 8-K/A of Genesis Energy, L.P. filed on March 20, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

September 20, 2012